Exhibit 99.1

Dermata Therapeutics Provides Corporate Update and Reports Second Quarter 2025 Financial Results

- Dermata announced additional positive data from its XYNGARI™ Phase 3 Spongilla Treatment of Acne Research (STAR-1) clinical trial–

- Raised $8.8 million in gross proceeds from a private placement and warrant inducement financings during the first half of 2025 -

SAN DIEGO, CA, August 13, 2025 – Dermata Therapeutics, Inc. (Nasdaq: DRMA; DRMAW) (“Dermata,” or the “Company”), a late-stage biotechnology company focused on the treatment of medical skin diseases and aesthetic applications, today highlighted recent corporate progress and reported financial results for the second quarter ended June 30, 2025.

“We are very excited to have received the full data set from our Phase 3 STAR-1 trial of XYNGARI™ showing that XYNGARI™ achieved statistically significant results for its three co-primary endpoints at weeks 4 and 12,” commented Gerry Proehl, Dermata’s Chairman, President, and Chief Executive Officer. “We believe these data show that not only does XYNGARI™ work after the FDA required 12-week primary endpoint, but it also works as early as week four, which was the earliest measured timepoint. We strongly believe if consumers are able to gain access to our Spongilla technology acne patients will experience the many unique benefits our product candidate can offer, and our team continues to work hard to make this happen,” concluded Mr. Proehl.

Corporate Highlights

●	Announced positive topline data from its XYNGARI™ Phase 3 STAR-1 clinical trial in moderate-to-severe acne. In March 2025, Dermata announced that its STAR-1 study met all three primary endpoints by producing highly statistically significant results versus placebo at the end of study. In April 2025, Dermata also announced that XYNGARI™ achieved statistically significant separation from placebo after just 4 weeks, or only four treatments. STAR-1 is the first of two Phase 3 clinical trials, the second of which would be followed by a long-term extension study, which the Company would need to complete prior to filing a new drug application with the U.S. Food and Drug Administration.

●	Raised $8.8 million in gross proceeds during the first half of 2025. The funds raised during the first half of 2025 are expected to fund its operations into the second quarter of 2026.

Anticipated Upcoming Milestones

●	Second XYNGARI™ Phase 3 STAR-2 clinical trial in moderate-to-severe acne. With positive results from the STAR-1 trial, the Company initiated additional manufacturing and is evaluating next steps with respect to the XYNGARI™ Phase 3 STAR-2 clinical trial. The STAR-2 trial would be followed by a 9-month extension study.

●	DMT410 Phase 2a clinical study with Revance. The Company and Revance continue to collaborate on the final study design and start-up procedures to prepare for the Phase 2a clinical study of XYNGARI™ with DAXXIFY® for the topical treatment of axillary hyperhidrosis.

Second Quarter 2025 Financial Results

As of June 30, 2025, the Company had $6.5 million in cash and cash equivalents, compared to $3.2 million as of December 31, 2024. The $3.3 million increase in cash and cash equivalents for the six months ended June 30, 2025, resulted from approximately $7.9 million of net financing proceeds offset by $4.6 million of cash used in operations. The Company expects its current cash resources to be sufficient to fund operations into the second quarter of 2026.

Research and development expenses were $0.6 million for the quarter ended June 30, 2025, compared to $2.0 million for the quarter ended June 30, 2024. The $1.4 million decrease in research and development expenses was primarily the result of $1.6 million of decreased clinical expenses from the XYNGARI™ STAR-1 acne study, which topline data results were announced in March 2025, partially offset by $0.1 million of increased chemistry, manufacturing, and controls, or CMC, expenses and $0.1 million of increased personnel costs.

General and administrative expenses were $1.2 million for the quarter ended June 30, 2025, compared to $0.9 million for the same period in 2024. The $0.3 million increase in general and administrative expenses resulted from $0.2 million of increased public company compliance costs as well as $0.1 million of increased personnel costs.

About Dermata Therapeutics

Dermata Therapeutics is a late-stage biotechnology company focusing on the treatment of medical skin diseases and aesthetic applications. The Company’s lead product candidate, XYNGARI™, recently achieved positive data in its first Phase 3 clinical trial and is the Company’s first product candidate being developed from its Spongilla technology platform. XYNGARI™ is a once-weekly, topical product candidate derived from a naturally sourced freshwater sponge with multiple unique mechanisms of action. In addition to acne, XYNGARI™ has been studied for the treatment of psoriasis and rosacea. The Company’s second product candidate, DMT410, uses its XYNGARI™ product candidate as a new method for needle-free intradermal delivery of botulinum toxin for the treatment of multiple aesthetic applications and medical skin diseases like hyperhidrosis, acne, and rosacea. Dermata is headquartered in San Diego, California. For more information, please visit http://www.dermatarx.com/.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are based on the Company’s current beliefs and expectations and new risks may emerge from time to time. Forward-looking statements are subject to known and unknown risks, uncertainties, assumptions, and other factors including, but are not limited to, statements related to: expectations with regard to the timing of meetings and/or responses from submissions with regulatory bodies; expectations with regard to the timing of submission of an NDA; the uncertainties inherent in clinical trials including enrolling an adequate number of patients on time or to be completed on schedule, if at all; timing and ability initiate a clinical trial and to generate clinical data; expectations with regard to the nature of any clinical data; expectations with regard to any potential partnership opportunities for any of the Company’s product candidates; the Company’s expectations with regard to current cash and cash equivalents and the amount of time it will fund operations; the success, cost, and timing of its product candidates XYNGARI™ and DMT410 development activities and ongoing and planned clinical trials; and whether the results of any ongoing or planned clinical trials of XYNGARI™ or DMT410 will lead to future product development. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug development, approval, and commercialization, and the fact that past results of clinical trials may not be indicative of future trial results. For a discussion of these and other factors, please refer to Dermata’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and Dermata undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

DERMATA THERAPEUTICS, INC.

Balance Sheets

	June 30, 2025	December 31, 2024
In thousands USD	(unaudited)
Assets
Cash and cash equivalents	$6,481	$3,162
Prepaid expenses and other current assets	$160	372
Total assets	$6,641	3,534
Liabilities
Accounts payable	$414	808
Accrued liabilities	$612	1,165
Total liabilities	$1,026	1,973
Equity	$5,614	1,561
Total liabilities and equity	$6,640	$3,534

DERMATA THERAPEUTICS, INC.

Statements of Operations

(unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
In thousands, except share and per share data
Operating expenses
Research and development (1)	$618	$2,009	$1,899	$3,610
General and administrative (1)	1,155	875	2,214	2,477
Total operating expenses	1,773	2,884	4,113	6,087
Loss from operations	(1,773)	(2,884)	(4,113)	(6,087)
Interest income, net	72	55	108	124
Net loss	$(1,701)	$(2,829)	$(4,005)	$(5,963)

Net loss per common share, basic and diluted	$(1.66)	$(41.82)	$(5.18)	$(106.44)
Weighted average common shares outstanding, basic and diluted	1,026,506	67,654	772,397	56,025

(1) Includes the following stock-based compensation expense
Research and development	$8	$5	$16	$242
General and administrative	$31	$15	$61	$365

Investors:

Cliff Mastricola

Investor Relations

cmastricola@dermatarx.com